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                                                                    Exhibit 2
                         1994 RELIANCE ELECTRIC COMPANY
                      OUTSIDE DIRECTORS STOCK OPTION PLAN
                           EFFECTIVE APRIL 21, 1994
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                                    CONTENTS

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                                                                                           PAGE
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
Article 1.    Definitions................................................................    1
Article 2.    Establishment, Purpose, and Duration.......................................    2
Article 3.    Shares Subject to the Plan.................................................    2
Article 4.    Grant of Options...........................................................    3
Article 5.    Beneficiary Designation....................................................    5
Article 6.    Change In Control..........................................................    5
Article 7.    Amendment, Modification, and Termination...................................    5
Article 8.    Withholding................................................................    6
Article 9.    Indemnification............................................................    6
Article 10.   Successors.................................................................    6
Article 11.   Miscellaneous..............................................................    6

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                         1994 RELIANCE ELECTRIC COMPANY
                      OUTSIDE DIRECTORS STOCK OPTION PLAN

ARTICLE 1.  DEFINITIONS

     Whenever used in the Plan, the following terms shall have the meanings set forth below:

          (a) "Board" means the Board of Directors of the Company.

          (b) "Change in Control" shall be deemed to have occurred upon:

             (i) The acquisition of beneficial ownership of thirty percent (30%) of the Company's Shares by a person or group of persons under common control unless such acquisition is approved by the Board; or

             (ii) A change in the membership of the Board at any time during any twelve (12) month period such that, following such change, at least thirty percent (30%) of the members of the Board were not members of the Board at the start of such twelve (12) month period but only if the election of such new members of the Board was not approved by at least three-quarters ( 3/4) of the Directors who were either sitting at the beginning of such twelve (12) month period or elected to the Board during such twelve (12) month period with the approval of three-quarters ( 3/4) of the Directors who were sitting at the beginning of such twelve
        (12) month period.

          (c) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (d) "Company" means Reliance Electric Company, a Delaware corporation, or any successor thereto.

          (e) "Director" means a member of the Board.

          (f) "Disability" means a Participant's inability, due to a physical or mental condition, to continue to serve as a member of the Board, as determined by the Board pursuant to written certification of such Disability from a physician acceptable to the Board.

          (g) "Effective Date" means April 21, 1994, subject to ratification by an affirmative vote of a majority of Shares entitled to vote thereon.

          (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

          (i) "Fair Market Value" means (a) if the Shares are listed on a nationally recognized stock exchange or the NASDAQ National Market System, the closing price of the Shares on the date the fair market value of the Shares is being determined, or (b) in all other circumstances, the value determined by the Board after obtaining an appraisal by one or more independent appraisers meeting the requirements of regulations issued under
     Section 170(a)(1) of the Code.

          (j) "Option" means an option to purchase Shares granted under Article 4 herein.

          (k) "Option Agreement" means an agreement, in the form of Exhibit A attached hereto, setting forth the terms and provisions applicable to an Option.
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          (l) "Option Price" shall be equal to one hundred percent (100%) of the
     Fair Market Value of a Share at the close of the date the Option is granted.

          (m) "Outside Director" means a Director who is not employed by the Company or a Subsidiary.

          (n) "Participant" means an Outside Director who has been granted an Option.

          (o) "Plan" means the 1994 Reliance Electric Company Outside Directors Stock Option Plan.

          (p) "Shares" means the shares of the $.01 par value Class A common stock of the Company.

          (q) "Subsidiary" means any corporation, at least fifty percent (50%) of the common stock of which is owned directly or indirectly by the Company.

ARTICLE 2.  ESTABLISHMENT, PURPOSE, AND DURATION

     2.1 Establishment of the Plan. The Company hereby establishes the Plan as set forth herein.

     2.2 Purpose of the Plan. The purpose of the Plan is to provide the Outside Directors with greater incentive to serve and promote the interests of the Company and its shareholders. The premise of the Plan is that, if such Outside Directors acquire a proprietary interest in the Company or increase such proprietary interest as they may already hold, then the incentive of such Outside Directors to work toward the Company's continued success will be commensurately increased. Accordingly, the Company will, from time to time during the effective period of the Plan, grant to the Outside Directors Options on the terms and subject to the conditions set forth in the Plan.

     2.3 Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect until the date the last Shares have been purchased pursuant to the exercise of an Option or the last Option has expired. In no event shall the Company grant any Option after April 21, 1998.

ARTICLE 3.  SHARES SUBJECT TO THE PLAN

     3.1 Number of Shares. Subject to adjustment as provided in Section 3.3 herein, the total number of Shares available for grant under the Plan shall be Fifty Thousand (50,000). These Shares may be either authorized but unissued or reacquired Shares. The grant of an Option shall reduce the Shares available for grant under the Plan by the number of Shares subject to such Option. To the extent that an Option is settled in cash rather than in Shares, the authorized Share pool shall be reduced by the appropriate number of Shares represented by the cash settlement of the Option, as determined by the Board (subject to the limitation set forth in Section 3.2 herein).

     3.2 Lapsed Options. If any Option granted under this Plan is canceled, terminates, expires or lapses for any reason, any Shares subject to such Option again shall be available for the grant of an Option under the Plan. However, in the event that prior to the Option's cancellation, termination, expiration, or lapse, the holder of the Option at any time received one or more "benefits of ownership" pursuant to such Option (as defined by the Securities and Exchange Commission, pursuant to any rule or interpretation promulgated under Section 16 of the Exchange Act), the Shares subject to such Option shall not be made available for regrant under the Plan.

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     3.3  Adjustments in Authorized Shares.  In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination, or other change in the corporate structure of the Company affecting the Shares, such adjustment shall be made in the number and class of Shares which may be granted under the Plan, and in the number and class of and/or price of Shares subject to outstanding Options granted under the Plan, as may be determined to be appropriate and equitable by the Board, in its sole discretion, to prevent dilution or enlargement of rights; and provided that the number of Shares attributable to any Option shall always be a whole number.

ARTICLE 4.  GRANT OF OPTIONS

     4.1 Grant of Options to Outside Directors. On the Effective Date and on each anniversary of the Effective Date through and including April 21, 1998, each Outside Director shall be granted an Option to purchase One Thousand (1,000) Shares at the Option Price. The terms of each such Option shall be set forth in an Option Agreement which shall be executed by the Outside Director and the Company.

     4.2 Duration of Options. Each Option shall expire on the tenth (10th) anniversary date of its grant.

     4.3 Exercise of Options. Options granted under the Plan shall be exercisable as follows:

                                            PERCENT OF SHARES       CUMULATIVE PERCENT
ANNIVERSARY OF                              UNDER OPTION WHICH     OF EXERCISABLE SHARES
  GRANT DATE                                BECOME EXERCISABLE         UNDER OPTION
- --------------                              ------------------     ---------------------
    1st...................................      33 1/3%                  33 1/3%
    2nd...................................      33 1/3%                  66 2/3%
    3rd...................................      33 1/3%                     100%

     Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

     4.4 Payment. The Option Price upon exercise of any Option shall be payable to the Company in full in cash or its equivalent. The Board also may allow cashless exercise as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Board determines to be consistent with the Plan's purpose and applicable law.

     As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant's name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

     4.5 Restrictions on Share Transferability. The Board may impose such restrictions on any Shares acquired pursuant to the exercise of an Option under the Plan as shall be required under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded and under any blue sky or state securities laws applicable to such Shares.

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     4.6  Ceasing to be a Director Due to Death, Disability, or After Attainment
of Age 65.

          (a) Death. In the event a Participant ceases to be a Director by reason of death, all vested Options held by the Participant shall remain exercisable at any time prior to their expiration date, or for one (1) year after the date of death, whichever period is shorter, by such person or persons as shall have been named as the Participant's beneficiary, or by such persons that have acquired the Participant's rights under the Option by will or by the laws of descent and distribution. Options which are not vested as of the date of death shall be forfeited.

          (b) Disability. In the event a Participant ceases to be a Director by reason of Disability prior to attaining age sixty-five (65), all vested Options held by the Participant shall remain exercisable at any time prior to their expiration date, or for one (1) year after the date that the Board determines the definition of Disability to have been satisfied, whichever period is shorter. Options which are not vested as of the date the Board determines the definition of Disability to have been satisfied shall be forfeited.

          (c) After Attainment of Age 65. In the event a Participant ceases to be a Director after his attainment of age sixty-five (65) for some reason other than death, all vested Options held by the Participant shall remain exercisable at any time prior to their expiration date, or for three (3) years after the effective date of Retirement, whichever period is shorter. Options which are not vested as of the date a Participant ceases to be a Director pursuant to the preceding sentence shall be forfeited.

          (d) Death After Ceasing to be a Director. In the event that a Participant ceases to be a Director by reason of Disability or after attainment of age sixty-five (65), and within the exercise period following such termination the Participant dies, then the remaining exercise period under outstanding Options shall equal the longer of (i) one (1) year following death; or (ii) the remaining portion of the exercise period which was triggered by his ceasing to be a Director; provided, however, the remaining exercise period shall in no event extend beyond the expiration date of such Options. Such Options shall be exercisable by such person or persons who shall have been named as the Participant's beneficiary, or by such persons who have acquired the Participant's rights under the Option by will or by the laws of descent and distribution.

     4.7 Ceasing to be a Director for Other Reasons. If a Participant ceases to be a Director for any reason other than the reasons set forth in Section 4.6, all Options held by the Participant which are not vested as of the date he ceases to be a Director shall immediately be forfeited to the Company.

     Options which are vested as of the date a Participant ceases to be a Director for any reason other than the reasons set forth in Section 4.6 may be exercised within the period beginning on the date the Participant ceases to be a Director, and ending thirty (30) days after such date. In the event the Participant dies within such thirty (30) day period, then any outstanding Options may be exercised within six (6) months after the date of such Participant's death by such person or persons who shall have been named as such Participant's beneficiary or by such person who has acquired the Participant's rights under the Options by will or by the laws of descent and distribution; provided, however, the remaining exercise period shall in no event extend beyond the expiration date of such Options.

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     4.8  Nontransferability of Options.  No Option may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant or any other person, voluntarily or involuntarily, other than (i) by will or by the laws of descent and distribution or (ii) pursuant to a Qualified Domestic Relations Order as provided for in Section 206(d)(3)(B) of the Employee Retirement Income Security Act of 1974, as amended. Further, a Participant's rights under the Plan shall be exercisable during the Participant's lifetime only by the Participant or the Participant's legal representative.

ARTICLE 5.  BENEFICIARY DESIGNATION

     Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) who will succeed to the Participant's rights hereunder in the event of the Participant's death. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

     The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of beneficiary or beneficiaries other than the spouse.

ARTICLE 6.  CHANGE IN CONTROL

     Upon the occurrence of a Change in Control, unless otherwise specifically prohibited by the terms of Section 11.5 herein:

          (a) Any and all Options granted hereunder shall become immediately exercisable; and

          (b) Subject to Article 7 herein, the Board shall have the authority to make any modifications to the Options as determined by the Board to be appropriate before the effective date of the Change in Control.

ARTICLE 7.  AMENDMENT, MODIFICATION, AND TERMINATION

     7.1 Amendment, Modification, and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, that the Plan shall not be amended more than once every six
(6) months, other than to conform it to changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder; and provided, further that no amendment which requires shareholder approval in order for the Plan to continue to comply with Rule 16b-3 under the Exchange Act, including any successor to such Rule, shall be effective unless such amendment shall be approved by the requisite vote of shareholders of the Company entitled to vote thereon.

     7.2 Options Previously Granted. No termination, amendment or modification of the Plan shall adversely affect in any material way any Option previously granted under the Plan, without the written consent of the Participant holding such Option.

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ARTICLE 8.  WITHHOLDING

     The Company shall have the power and the right to deduct and withhold from any other compensation due the Participant from the Company, or require a Participant to remit to the Company in such form as requested by the Company, an amount sufficient to satisfy Federal, state, and local taxes required by law to be withheld with respect to any taxable event arising from or as a result of this Plan.

ARTICLE 9.  INDEMNIFICATION

     Each person who is or shall have been a member of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company's approval or paid by such person in satisfaction of any judgment in any such action, suit, or proceeding against such person, provided such persons shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person's own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 10.  SUCCESSORS

     All obligations of the Company under the Plan with respect to Options shall be binding on any successor to the company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 11.  MISCELLANEOUS

     11.1 No Right to Continue as a Director. Nothing in this Plan or in any Option Agreement shall confer upon any Outside Director any right to continue as a Director, or to be entitled to receive any remuneration or benefits not set forth in the Plan or such Option Agreement, or to interfere with or limit the right of the shareholders of the Company to remove him as a Director with or without cause.

     11.2 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

     11.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     11.4 Requirements of Law. The granting of Options and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any

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other provision set forth in the Plan, if required by the then-current Section
16 of the Exchange Act, any "derivative security" or "equity security" granted pursuant to the Plan to any Outside Director may not be sold or transferred for at least six (6) months after the date of grant of such Option. The terms "equity security" and "derivative security" shall have the meanings ascribed to them in the then-current Rule 16(a) under the Exchange Act.

     11.5 Securities Law Compliance. Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

     11.6 Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

     11.7 Time for Taking Action. Any action that may be taken in respect of the Plan within a certain number of days shall be taken within that number of calendar days; provided, however, that if the last day for taking any such action falls on a weekend or a holiday, the period during which such action may be taken shall be extended until the next business day. If any action in respect of the Plan is required to be taken on a day which falls on a weekend or a holiday, such action shall be taken on the next business day.

     11.8 Nonqualified Options. All Options granted under the Plan shall, for purposes of the federal income tax, be nonqualified stock options.

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